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                                                                  Exhibit 2.6



                        INTELLECTUAL PROPERTY AGREEMENT


        THIS INTELLECTUAL PROPERTY AGREEMENT having an Effective Date of April 2, 2001 is made by and between Quantum Corporation, a Delaware corporation, with offices located at 500 McCarthy Blvd., Milpitas, California 95035("Quantum") and Insula Corporation, a Delaware corporation, with offices located at 500 McCarthy Blvd., Milpitas, California 95035 ("Insula").

                                    RECITALS:

        Whereas, Quantum, Insula and Maxtor Corporation ("Maxtor") are parties to a certain AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER AND REORGANIZATION dated October 3, 2000 ("Merger Agreement") pursuant to which the hard disk drive business of Quantum will be transferred to Insula and Insula will merge into and become a wholly owned subsidiary of Maxtor (the "Merger" as defined in the Merger Agreement);

        Whereas, in connection with such transaction, Insula wishes to acquire the absolute ownership of certain proprietary and intellectual property rights in and associated with the hard disk drive business of Quantum, and to acquire a license to other proprietary and intellectual property rights in and associated with the hard disk drive business of Quantum; and,

        Whereas, in connection with such transaction, Quantum wishes to retain a license to certain proprietary and intellectual property rights in and associated with the hard disk drive business of Quantum that is being transferred herein to Insula.

        NOW, THEREFORE, in consideration of the Merger Agreement and the mutual covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

                                    AGREEMENT

        1. Definitions.

                1.1 "Assigned Agreements" shall mean the agreements to which Quantum is a party listed and shown in Exhibit E.

                1.2 "Documentation" means written materials (and machine-readable text subject to display and printout) which relates to and/or describes a Program.

                1.3 "Derivative Work" means a work (i) which is based upon one or more pre-existing works, such as a revision, modification, translation, abridgement, condensation, expansion or any other form in which such pre-existing works may be recast, transformed or adapted; and (ii) which, if prepared without authorization of the owner of the copyright in such pre-existing work, would constitute a copyright infringement. Derivative Work includes any compilation that incorporates such a pre-existing work.



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                1.4 "HDD Business" shall have the meaning ascribed thereto in the Merger Agreement. The parties acknowledge and agree that the "HDD Business" does not include Quantum's solid state drive business.

                1.5 "HDD Copyrights" shall mean the copyrights, registered and unregistered, in or to artistic and literary works (including Materials, Programs and Documentation) listed and shown in Exhibit B.

                1.6 "HDD Intellectual Property Rights" shall mean HDD Patents, HDD Copyrights, HDD Trade Secrets and HDD Trademarks.

                1.7 "HDD Patents" shall mean the patents, patent applications, registered designs, registered utility models, and applications therefor, and inventions listed and shown in Exhibit A, including without limit any reissues, divisionals, continuations, continuations in part, extensions, reexaminations or foreign counterparts thereof, and any and all of the foregoing having primary utility in the HDD Business that are conceived or reduced to practice after the Effective Date and prior to the Separation Date by Quantum and are reflected in an updated Exhibit A as of the Separation Date.

                1.8 "HDD Products" shall mean rotating computer data storage memory devices primarily designed to record and/or read digital information on or from a rotating disk, including but not limited to, a magnetic or magneto-optic disk, components or combinations thereof and processes and apparatus for the manufacture or assembly thereof; provided that HDD Products shall not include storage area networks and network attached storage apparatus, and processes and apparatus for the manufacture or assembly thereof.

                1.9 "HDD Trademarks" shall mean the trademarks, registered and unregistered, servicemarks and tradenames listed and shown in Exhibit D, provided however, that no rights to the trademark "Quantum" included in any trademarks listed in Exhibit D are being assigned from Quantum to Insula and any rights of Insula or Maxtor to use an HDD Trademark that includes "Quantum" shall be subject to, and as limited by, the license granted pursuant to Section 3.7.

                1.10 "HDD Trade Secrets" shall mean the materials and documentation listed and shown in Exhibit C.

                1.11 "Licensable" means, with respect to intellectual property, that a party has the right to grant the other party a license to such intellectual property of the scope set forth in Section 3 hereof without payment of a fee or any other consideration to any third party (except for payments among such party and its Subsidiaries, and payments to former employees of such party or any of its Subsidiaries for intellectual property created by said former employees while employed by such party or any of its Subsidiaries).

                1.12 "Materials" shall mean literary works or other works of authorship, including but not limited to, Programs and Documentation, fixed in any tangible medium of expression.



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                1.13 "Program" shall mean a plurality of instructions capable of being executed by a machine, whether or not such instructions are in a machine-readable form.

                1.14 "Quantum Copyrights" shall mean any and all copyrights, both registered and unregistered, in or to artistic and literary works (including Materials, Programs and Documentation) owned or Licensable by Quantum or any of its Subsidiaries as of the Separation Date, and which would be infringed by anyone developing, using, manufacturing, selling, marketing, licensing, creating Derivative Works of, reproducing, displaying, performing or distributing HDD Products.

                1.15 "Quantum Intellectual Property Rights" shall mean Quantum Patents, Quantum Trademarks, Quantum Copyrights and Quantum Trade Secrets.

                1.16 "Quantum Patents" shall mean all patents, registered designs, registered utility models, and applications therefor, including without limit any reissues, divisionals, continuations, continuations in part, extensions, reexaminations or foreign counterparts thereof whether in whole or in part, owned or Licensable by Quantum or any of its Subsidiaries as of the Separation Date, that may be infringed (including by direct, contributory, or inducing infringement) by anyone making, selling, using, importing, offering for sale, leasing and/or otherwise transferring HDD Products; provided that Quantum patents shall not include any patents, registered designs, registered utility models, and applications therefor, including without limit any reissues, divisionals, continuations, continuations in part, extensions, reexaminations or foreign counterparts thereof whether in whole or in part, originating from the business of Snap Appliances, Inc.

                1.17 "Quantum Products" shall mean (i) tape drives, tape media, cartridges and storage systems, tape libraries and solid state storage systems, and devices, apparatus, systems and software for network attached storage and storage area networks applications, (ii) any related product or services, (iii) storage systems, products and devices that include merchant hard disk drives
(iv) components (other than rotating hard disk drives, per se ) or combinations of any of the foregoing, and (v) processes and apparatus for the manufacture or assembly of any of the foregoing. Quantum Products shall not include rotating hard disk drives, per se, or the processes or apparatus for the manufacture or assembly of hard disk drives.

                1.18 "Quantum Trademarks" shall mean the trademark and tradename `Quantum' in whatever form used by Quantum, now or in the past, including but not limited to any stylized or design representation thereof. "Quantum Trademarks" shall also include any trade dress used by Quantum, now or in the past, in connection with the marketing and sale of HDD Products.

                1.19 "Quantum Trade Secrets" shall mean all technology, ideas, inventions, designs, proprietary information, manufacturing and operating specifications, know-how, formulae, trade secrets, technical data, computer programs, hardware, software and processes owned or Licensable by Quantum as of the Separation Date and related to, or required for, the development, use, manufacturing, sales and marketing, or licensing of HDD Products (other than storage area networks and network attached storage apparatus, and processes and apparatus for the manufacture or assembly thereof). Quantum Trade Secrets, may be in tangible form, such as



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but not limited to, blue prints, manufacturing process instruction, product flow charts, written specifications or product samples. Quantum Trade Secrets may also be in intangible form, such as but not limited to, oral conversations or the performance of technical training.

                1.20 "Separation Date" shall have the meaning ascribed thereto in the Merger Agreement.

                1.21 "Subsidiary" or "Subsidiaries" shall mean any corporation, limited liability company, general or limited partnership, joint venture, business trust, unincorporated association or other business enterprise or entity controlled by a party, directly or indirectly through one or more intermediaries.

                1.22 Any capitalized term not defined herein but defined in the Merger Agreement shall have the meaning ascribed thereto in the Merger Agreement.

        2. Assignment and Rights. Effective as of the Separation Date:

                2.1 Quantum hereby transfers, assigns and conveys to Insula any and all of its right, title and interest in and to HDD Patents and the rights to recover past damages for the infringement of such HDD Patents.

                2.2 Reasonably promptly after the Separation Date, Quantum will prepare and file all papers required in all patent offices worldwide to record the transfer of assignment of HDD Patents from Quantum to Insula and Maxtor.

                2.3 To the extent that any employee of Quantum following the Merger is a named inventor on any patent application constituting an HDD Patent, in accordance with Section 4.3 below, Quantum will use reasonable commercial efforts to cause such employee to provide Insula or its designee with reasonable assistance in the prosecution of such application.

                2.4 Quantum hereby transfers, assigns and conveys to Insula any and all of its right, title and interest in and to HDD Copyrights.

                2.5 Quantum hereby transfers, assigns and conveys to Insula any and all of its right, title and interest in and to HDD Trademarks and all goodwill of the HDD Business appurtenant thereto.

                2.6 Quantum hereby transfers, assigns and conveys to Insula any and all of its right, title and interest in and to HDD Trade Secrets. With respect to inventions embodied in such HDD Trade Secrets, Insula shall have, and Quantum hereby grants to Insula, the exclusive right, to file or have filed on its behalf or on behalf of its designees, and to own applications for patents and the patents issuing thereon. In exercising its exclusive right, Insula will consider input from Quantum relative to the protection of inventions originated by Quantum.

                2.7 Quantum hereby transfers, assigns and conveys to Insula any and all of its right, title and interest in and to the Assigned Agreements to the extent such transfer, assignment or conveyance will not constitute a breach of, or be contrary to the terms of such agreement or require any payment by Quantum to any third party.



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                2.8 Quantum agrees that if, prior to the first anniversary of the Separation Date, it decides to not maintain an issued patent or abandon the prosecution of a patent application licensed to Insula hereunder, it shall provide Insula timely notices thereof and, upon Insula's request, assign such patent or patent application to Insula. Upon such assignment, such patent shall be considered an HDD Patent and licensed to Quantum in accordance with Section 3.1.

                2.9 Insula agrees that if, prior to the first anniversary of the Separation Date, it decides to not maintain an issued patent or abandon the prosecution of a patent application transferred to Insula hereunder, it shall provide Quantum timely notices thereof and, upon Quantum's request, reassign such patent or patent application to Quantum. Upon such assignment, such patent shall be considered a Quantum Patent and licensed to Insula in accordance with
Section 3.4.

        3. Licenses. Effective as of the Separation Date:

                3.1 Insula hereby grants to Quantum, a non-exclusive, worldwide, irrevocable, paid-up and royalty free license under the HDD Patents to make, use, import, offer for sale, lease, sell and otherwise transfer Quantum Products.

                3.2 Insula hereby grants to Quantum, a non-exclusive, worldwide, irrevocable, paid-up and royalty free license under the HDD Copyrights to prepare Derivative Works of the Materials included in the HDD Copyrights, and to reproduce, display, perform and distribute such Materials and Derivative Works thereof as part of Quantum Products.

                3.3 Insula hereby grants to Quantum, a non-exclusive, worldwide, irrevocable, paid-up and royalty free license under the HDD Trade Secrets to develop, manufacture, use, import, sell and otherwise transfer, Quantum Products.

                3.4 Quantum hereby grants to Insula a non-exclusive, worldwide, irrevocable, paid-up and royalty free license under the Quantum Patents to make, use, import, offer for sale, lease, sell and otherwise transfer, HDD Products and related services.

                3.5 Quantum hereby grants to Insula a non-exclusive, worldwide, irrevocable, paid-up and royalty free license under the Quantum Copyrights to prepare Derivative Works of the Materials included in the Quantum Copyrights, and to reproduce, display, perform and distribute such Materials and Derivative Works thereof as part of HDD Products.

                3.6 Quantum hereby grants to Insula a non-exclusive, worldwide, irrevocable, paid-up and royalty free license under the Quantum Trade Secrets to develop, manufacture, use, import, sell and otherwise transfer, HDD Products and related services.

                3.7 Quantum hereby grants to Insula a non-exclusive, worldwide, paid-up and royalty free license to use the Quantum Trademarks (i) for a period of one (1) year after the Separation Date in connection with the marketing, sale, maintenance or support of HDD Products that have been designed or developed by Quantum prior to the Separation Date, (ii) in connection with the transition of the materials associated with the `Quantum.com' website to the `Maxtor.com' website for a period of one hundred twenty (120) days after the Separation Date,



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(iii) on stationery and other written materials in existence on the Separation
Date until depletion thereof, (iv) on written materials in whatever medium containing historical or factual information about Quantum and the HDD Business, and (v) for a period of sixty (60) days after the Separation Date in connection with miscellaneous trade usages in jurisdictions where Quantum Subsidiary name changes cannot be made as of the Separation Date.

                3.7.1 Insula shall use the Quantum Trademarks only in a manner in which they were used by Quantum prior to the Separation Date in accordance with the following guidelines: (i) the Quantum logo style should be maintained as it was in usage by Quantum as of the Separation Date, (ii) the Quantum brand should not be changed in style or appearance on any existing Quantum hard disk drives. Additionally, Insula shall only use the Quantum Trademarks on goods that are of the same type and at least of the same quality as the goods with which Quantum used the Quantum Trademarks. All goodwill arising from the use by Insula of the Quantum Trademarks shall inure to the sole benefit of Quantum.

                3.8 The licenses granted to Quantum and Insula in this Section 3 shall be transferable and sublicensable, in whole or in part, to any entity including without limitation, to Maxtor and Subsidiaries of Maxtor or to any successor to any part of the business of Maxtor or any of its Subsidiaries, and Subsidiaries of Quantum or to any successor to any part of the business of Quantum or any of its Subsidiaries.

        4. Nonassertion.

                4.1 For a period of ten (10) years from the Separation Date, Insula agrees that with respect to any patents owned or Licensable by Insula or its affiliates (including Maxtor or the successor entity to Insula), neither Insula nor its affiliates will assert against Quantum or any of its Subsidiaries or any successor to a business of Quantum or its Subsidiaries, any claims of infringement based on the manufacture, importation, use or sale of any Quantum Products by Quantum, its Subsidiaries, or any successor to a business of Quantum or its Subsidiaries, or any of their respective distributors, customers or end users; provided however, except with respect to HDD Patents, such non-assertion covenant shall not apply to any claims of infringement based on the manufacture, importation, use or sale of any network attached storage products or storage area network products by Quantum, its Subsidiaries, or any successor to a business of Quantum or its Subsidiaries or any of their respective distributors, customers or end users.

                4.2 For a period of ten (10) years from the Separation Date, Quantum agrees that with respect to any patents owned or Licensable by Quantum or its affiliates, neither Quantum nor its affiliates will assert against Maxtor or any of its Subsidiaries or any successor to a business of Maxtor or its Subsidiaries, any claims of infringement based on the manufacture, importation, use or sale of any Insula (including Maxtor or the successor entity to Insula) HDD Products by Maxtor, its Subsidiaries or any successor to a business of Maxtor or its Subsidiaries, or any of their respective distributors, customers or end users.

        5. Assignment. Except as provided in Section 3.8, neither party may assign its rights under this Agreement without the prior written approval of the other party, except that either party may assign this Agreement, in whole or in part, without consent in connection with a



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merger or acquisition of or by such party, or in connection with the transfer of a business, whether such transfer is structured as a transfer of assets or of stock. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

        6. Confidentiality Obligation. The parties acknowledge that in connection with the transactions contemplated herein, each party will have access to certain trade secrets and confidential information of the other party. As used herein, "Insula Confidential Information" shall mean confidential information embodied in the HDD Trade Secrets including confidential software code, algorithms, structure, sequence and organization of any materials contained therein. "Quantum Confidential Information" shall mean confidential information embodied in the Quantum Trade Secrets including confidential software code, algorithms, structure, sequence and organization of any materials contained therein. Each party will use reasonable efforts to maintain in confidence and to not disclose or use the other party's Confidential Information, whether or not it is in written form, except pursuant to rights and licenses granted in this Agreement or except as may be authorized by the other party. Each party will immediately give notice to the other party of any unauthorized use or disclosure of the other party's Confidential Information that such party becomes aware of. Each party agrees to provide reasonable assistance to the other party in remedying any such unauthorized use or disclosure. This obligation shall not apply to information to the extent a party can demonstrate that such information:

                        (a) at the time of disclosure is part of the public domain, without breach of this Agreement;

                        (b) became part of the public domain, by publication or otherwise, except by breach of the provisions of this Agreement;

                        (c) was independently developed by such party without reference to the other party's Confidential Information; or

                        (d) is received from a third party without similar restrictions and without breach of this Agreement.

                The rights and obligations of this Section 6 shall prevail over any other agreement with respect to the disclosure and use of HDD Trade Secrets and Quantum Trade Secrets.

        7. Further Assurances and Delivery. Each party hereto agrees to cooperate fully with the other party and to execute and deliver such further instruments, documents and agreements, and to give such further written assurances, as may be reasonably requested by the other party or any other party to better evidence and reflect the transactions described herein and contemplated hereby and to carry into effect the intent and purposes of this Agreement. Reasonably promptly after the Separation Date, Quantum shall use reasonable efforts to deliver, to the extent practical, documents and other tangible embodiments of the HDD Intellectual Property Rights and Assigned Agreements, and copies of tangible embodiments of the Quantum Intellectual Property Rights in the form which such embodiments are currently held by Quantum in the ordinary course of its business as of the Separation Date. Quantum shall provide such



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other information concerning the Assigned Agreements, HDD Intellectual Property
Rights and Quantum Intellectual Property Rights as may be in Quantum's possession that Insula shall reasonably request.

        8. General Provisions.

                8.1 Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which will be considered an original, but all of which together will constitute one and the same instrument.

                8.2 Amendments. This Agreement may be amended or supplemented only by a writing that is signed by duly authorized representatives of both parties.

                8.3 Notices. All notices permitted or required under this Agreement shall be in writing and shall be delivered as follows with notice deemed given as indicated: (i) by personal delivery when delivered personally,
(ii) by overnight courier upon written verification of receipt, (iii) by telecopy or facsimile transmission when confirmed by telecopier or facsimile transmission, or (iv) by certified or registered mail, return receipt requested, five (5) days after deposit in the mail. All notices must be sent to the addresses first described above or to such other address that the receiving party may have provided for the purpose of notice in accordance with this Paragraph 8.3.

                8.4 Choice of Law. This Agreement will be governed by and construed in accordance with the laws of the United States and the State of California as applied to agreements entered into and to be performed entirely within California between California residents.

                8.5 Choice of Forum. The parties hereby submit to the nonexclusive jurisdiction of, and waive any venue objections against, the United States District Court for the Northern District of California, San Jose Branch and the Superior and Municipal Courts of the State of California, Santa Clara County, in any litigation arising out of the Agreement.

                8.6 Waiver. No term or provision hereof will be considered waived by either party, and no breach excused by either party, unless such waiver or consent is in writing signed on behalf of the party against whom the waiver is asserted. No consent by either party to, or waiver of, a breach by either party, whether express or implied, will constitute a consent to, waiver of, or excuse of any other different or subsequent breach by either party.

                8.7 Severability. In the event that any provision of this Agreement shall be unenforceable or invalid under any applicable law or be so held by applicable court decision, such unenforceability or invalidity shall not render this Agreement unenforceable or invalid as a whole.

                8.8 Entire Agreement. This Agreement is entered into in connection with the Merger Agreement; provided, however, that this Agreement shall prevail over the Merger Agreement with respect to the subject matter hereof. Subject to the foregoing, this Agreement, including all Exhibits to this Agreement, collectively constitute the entire agreement between the



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parties relating to this subject matter and supersedes all prior or simultaneous representations, discussions and agreements, whether written or oral.



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        IN WITNESS WHEREOF, the parties have affixed their signatures to this
Agreement.


INSULA:                                     QUANTUM:

By:     /s/ SHAWN HALL                      By:     /s/ RICHARD L. CLEMMER
   ------------------------------------        ---------------------------------

Title:  Secretary                           Title:  CFO
      ---------------------------------           ------------------------------

Date:   4/2/01                              Date:   4/2/01
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